   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 2001

                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON D.C. 20549
                         ------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                              THESTREET.COM, INC.

             (Exact Name of Registrant as Specified in its Charter)

                      DELAWARE                                             06-1515824
          (State or other jurisdiction of                     (I.R.S. Employer Identification No.)
           incorporation or organization)

                           14 WALL STREET, 14TH FLOOR
                            NEW YORK, NEW YORK 10005
                                 (212) 321-5000

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                THOMAS J. CLARKE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              THESTREET.COM, INC.
                           14 WALL STREET, 14TH FLOOR
                            NEW YORK, NEW YORK 10005
                                 (212) 321-5000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

           JORDAN GOLDSTEIN, ESQ.                            KENNETH A. LEFKOWITZ, ESQ.
     Vice President and General Counsel                      Hughes Hubbard & Reed LLP
            TheStreet.com, Inc.                                One Battery Park Plaza
         14 Wall Street, 14th Floor                        New York, New York 10004-1482
          New York, New York 10005                                 (212) 837-6000
               (212) 321-5000

                            ------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                 AMOUNT TO       OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
       SECURITIES TO BE REGISTERED            BE REGISTERED          SHARE(1)             PRICE(1)         REGISTRATION FEE
Common Stock, par value $.01 per share...   1,250,000 shares          $3.1875           $3,984,375.00           $996.09

(1) Estimated solely for the purpose of determining the registration fee based on the average of the high and low prices of the Common Stock reported on the Nasdaq National Market on February 13, 2001 in accordance with
    Rule 457(c) under the Securities Act of 1933.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NEITHER AN OFFER TO SELL THESE SECURITIES NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE AN OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2001

                        1,250,000 SHARES OF COMMON STOCK

                              THESTREET.COM, INC.

                           14 WALL STREET, 14TH FLOOR
                            NEW YORK, NEW YORK 10005
                                 (212) 321-5000

                            ------------------------

    This prospectus relates to up to 1,250,000 shares of common stock of TheStreet.com, Inc. which may be sold from time to time by the selling shareholders named herein.

    The shares offered are being registered due to our obligations to the selling shareholders. The selling shareholders may elect to sell all, a portion or none of the shares described in this prospectus. The selling shareholders from time to time may offer and sell the shares directly to purchasers or through agents, underwriters or dealers on terms to be determined at the time of sale. If required, the names of any agents, underwriters or dealers and any other required information will be set forth in an accompanying prospectus supplement. Such sales may be through brokers and may be at the market price prevailing at the time of such sale. The selling shareholders will pay regular commissions to any brokers affecting such sales. The shares also may be offered by the selling shareholders in block trades, private transactions or otherwise at prices to be negotiated. All expenses of registration of these shares are being borne by us, but the selling shareholders will pay any brokerage and other expenses of a sale incurred by it.

    We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

    Our common stock is traded on the Nasdaq National Market under the symbol "TSCM".

    On February 13, 2001 the last reported sale price for our common stock as reported on the Nasdaq National Market was $3.25 per share.

    BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 1. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is            , 2001.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, the selling shareholders may sell up to an aggregate of 1,250,000 shares of common stock in one or more offerings. This prospectus and any applicable prospectus supplement provided to you should be considered together with the additional information described under the heading "Where You Can Find More Information" and "Incorporation by Reference."

    The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE MAKING AN INVESTMENT DECISION. THE RISKS DESCRIBED BELOW ARE ALL THE MATERIAL RISKS FACING THESTREET.COM. WE MAY ALSO FACE SOME NON-MATERIAL RISKS WHICH WE HAVE NOT DISCUSSED IN THE FOLLOWING DESCRIPTION OF OUR RISK FACTORS. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED.

WE HAVE A HISTORY OF LOSSES AND WE ANTICIPATE LOSSES WILL CONTINUE

    As of September 30, 2000, we had an accumulated deficit of $85.0 million. We have not achieved profitability and expect to continue to incur net losses in 2000 and subsequent fiscal periods. We expect to continue to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may not occur. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future.

    We recently announced our goal of becoming EBITDA-positive by the end of 2001. However, we cannot assure you that we will be able to achieve this goal. EBITDA, defined as operating income before depreciation and amortization is one of the primary measures we use to evaluate performance. We believe that EBITDA is an appropriate measure of evaluating our operations. However, EBITDA should be considered in addition to, not as a substitute for or superior to, operating income, net earnings, cash flows, and other measures of financial performance prepared in accordance with generally accepted accounting principles ("GAAP"). As EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similarly titled measures employed by other companies. If we are unable to achieve EBITDA-positive results by the end of 2001, the price of our common stock is likely to decrease.

OUR STRATEGY MAY NOT BE SUCCESSFUL

    In June 2000, we converted our main web site, TheStreet.com, to a free site, accompanied by a network of free and subscription sites. We believe that the continued successful implementation of this hybrid strategy will increase our number of unique visitors and page views, and that we will be able to increase our advertising revenues as a result. In September 2000, we dramatically scaled back our mass market advertising campaign, and are relying more heavily on news distribution arrangements to increase our number of unique visitors and page views. We believe such arrangements are a more cost effective way of driving traffic to our free main site. However, our news distribution agreements may not continue to provide such cost efficiencies, and even if they attract visitors to our web sites, there is no guarantee that our offerings will capture their attention. Additionally, since the conversion of our main site to a free site, our overall advertising rates have declined, although we believe they still remain among the highest of financial web sites. Accordingly, we cannot assure you that our strategy, even if executed properly, will help us attract significantly increased traffic, or that we will be able to increase our advertising revenues as a result.

    In addition, in December 2000, as part of our strategy to develop alternative revenue sources, we acquired substantially all of the assets of SmartPortfolio.com, Inc., an e-mail financial newsletter business. As a result, we hope to produce more than a dozen paid and free e-mail offerings by the end of the first quarter of 2001. However, we cannot assure you that we will be able to produce these offerings or that, if produced, any of these offerings will be successful.

ANTICIPATED TRAFFIC INCREASES MAY NOT OCCUR

    We have entered into headline indexing and content distribution agreements with a variety of Internet portals and content providers to distribute our news and headlines to their users, thus driving potential readers to our web sites. We believe that these arrangements will continue to provide a cost-effective way to increase our unique visitors and page view inventory. However, our actual traffic is subject to a variety of factors, including seasonal fluctuations in financial news consumption and overall online usage that generally cause weakness in the first and third calendar quarters of each year, technical difficulties associated with the implementation and ongoing delivery of the news distribution arrangements, and editorial policy changes by our partners.

WE MAY HAVE DIFFICULTY SELLING OUR ADVERTISING INVENTORY

    The market for online advertising sales has significantly softened in the last few months. Both traditional and new media advertisers are scaling back their online media budgets. In addition, seasonal fluctuations in the markets for consumer products cause advertisers to generally place fewer advertisements during the first and third calendar quarters of each year. As a result, many advertising supported web sites are experiencing difficulty selling their available inventories and maintaining their rate structures. Although we believe that our network of sites and corresponding demographic profiles will continue to enable us to maintain our high sell-through, we expect that our overall advertising rates will decrease as a result of increased inventory. Additionally, if we are unable to retain current advertising sales staff due to the softening of the online advertising market, we may not be able to increase or sustain our advertising revenues. If we are unable to attract significantly increased traffic and advertising revenues under this strategy, our business, results of operations and financial condition could be materially adversely affected.

WE DEPEND ON OUR TOP ADVERTISERS FOR A SIGNIFICANT PORTION OF OUR ADVERTISING REVENUES, AND THE LOSS OF SEVERAL OF OUR TOP ADVERTISERS WOULD HARM OUR BUSINESS

    In the third quarter of 2000, our top five advertisers accounted for approximately 27% of our total advertising revenues. Our business, results of operations and financial condition could be materially adversely affected by the loss of a number of our top advertisers, and such a loss could be concentrated in a single quarter. Further, if we do not continue to increase our revenue from financial-services advertisers or attract advertisers from non-financial industries, our business, results of operations and financial condition could be materially adversely affected. As is typical in the advertising industry, our advertising contracts have cancellation provisions.

WE MAY HAVE DIFFICULTY RETAINING CURRENT SUBSCRIBERS

    We continue to seek to retain our current subscribers and to attract new subscribers. As of December 31, 2000, we had approximately 75,000 paid subscribers, including both retail and corporate, down from approximately 109,000 when we launched our free site. However, given the wide availability of free financial news web sites, including our own, we may not be able to retain our current subscribers and attract additional subscribers in a cost-effective manner. If our subscription base declines more than we anticipate or our cost of subscriber acquisition increases, our business, results of operations and financial condition could be materially adversely affected.

WE FACE A POSSIBLE DECLINE IN OUR USER DEMOGRAPHIC AS WE ATTRACT A LARGER
  MAINSTREAM AUDIENCE

    Currently, our financially oriented readers provide an upscale demographic that is desirable to advertisers, enabling us to charge advertising rates that we believe to be among the highest of financial web sites. Our desirable reader demographic enables us to build a growing advertising business. To reach this attractive audience, our advertisers pay rates that we believe are among the highest of financial web sites. However, as our mainstream traffic increases, particularly in connection with the implementation of our hybrid strategy, we expect to experience dilution of our reader demographic, which would likely result in a decrease in our ability to command premium advertising rates, particularly on our free site.

UNFORESEEN DEVELOPMENT DIFFICULTIES MAY HINDER OR PREVENT THE CONTINUED IMPLEMENTATION OF OUR STRATEGY

    We have significantly enhanced our design and our technological infrastructure to further improve our sites, and to accommodate the expected increase in traffic and intend to continue such development activities. However, unforeseen development difficulties could prevent us from implementing such improvements or cause the costs to implement such improvements, including design, technology and related costs, to be higher than anticipated. Additionally, the enhanced technological infrastructure may not support the anticipated increase in traffic.

WE DEPEND ON THIRD PARTIES FOR ASSISTANCE IN TECHNOLOGICAL IMPLEMENTATION

    We are dependent on third parties, including software companies, application service providers and technology consulting firms, to help us implement many of the products that materially contribute to the success of our strategy. If these third parties are not able to fulfill their responsibilities to us on schedule or if the technology developed by them for our use does not function as anticipated, the implementation of such products may be delayed and the cost of implementation may be higher than anticipated.

IF WE ARE UNABLE TO ATTRACT OR RETAIN QUALIFIED EDITORIAL STAFF AND OUTSIDE CONTRIBUTORS, OUR BUSINESS COULD BE HARMED

    Our future success depends substantially upon the continued efforts of our editorial staff and outside contributors to produce original, timely, comprehensive and trustworthy content. Only a few of our editors and writers are bound by employment agreements. Competition for financial journalists is intense, and we may not be able to retain existing or attract additional highly qualified editors and writers in the future. If we lose the services of a significant number of our editorial staff and outside contributors, or are unable to continue to attract additional editors and writers with appropriate qualifications, our business, results of operations and financial condition could be materially adversely affected.

    In addition, we believe that some of our writers, including Mr. James J. Cramer, Mr. Gary B. Smith, Mr. Herb Greenberg, Mr. Adam Lashinsky and Mr. Dave Kansas have a large and loyal following among our readers. Mr. Cramer has an employment agreement with us that terminates in February 2003. Mr. Smith has an employment agreement with us that terminates in December 2003. We have reached an agreement in principle with Mr. Greenberg to extend the term of his employment until March 2004. Mr. Lashinsky has an employment agreement with us that terminates in February 2003. Mr. Kansas has an employment agreement with us that terminates in April 2002. If we lose the services of prominent members of our editorial staff, including Mr. Smith, Mr. Greenberg,

Mr. Lashinsky or Mr. Kansas, or popular contributors, including Mr. Cramer, a significant number of our subscribers may not renew their subscriptions or the number of our readers may decrease. In addition, Mr. Cramer has retired from active trading as of January 1, 2001, and has taken on, in addition to his duties as a columnist, an advisory role in our operations. As a result, his Trading Diary on our subscription-based RealMoney.com web site has been discontinued. Although Mr. Cramer continues to write columns for both our subscription-based web site and our free web site, because of the changing nature of his involvement, the amount, frequency and focus of his writing are likely to fluctuate. As a result, we cannot assure you that we will be able to retain subscribers who are strong followers of Mr. Cramer's Trading Diary and/or commentary after his retirement from active trading. A significant reduction in the number of our subscribers or readers could materially adversely affect our business, results of operations and financial condition.

POTENTIAL FLUCTUATIONS IN OUR QUARTERLY FINANCIAL RESULTS MAKE FINANCIAL
  FORECASTING DIFFICULT

    Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control.

    We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. Similar seasonal patterns are developing in our industry.

    We believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance, nor would our operating results for any particular quarter be indicative of future operating results. In some future quarters our operating results may be below the expectations of public market analysts and investors. In such an event, the price of our common stock is likely to decrease.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN PERSONNEL IN KEY BUSINESS POSITIONS

    Our future success depends upon our ability to attract and retain personnel in key business positions. The loss of one or more of our key personnel, or our inability to attract replacements, could materially adversely affect our business, results of operations and financial condition. A few of our employees have entered into non-competition agreements with us. However, employees may leave us and work for our competitors or work for companies outside the Internet industry.

    Our ability to develop and maintain both our site and our corporate computer network is dependent on our ability to recruit and retain technology personnel. Certain technology employees have left the company to pursue new opportunities and we will need to replace these employees. Competition for skilled technologists is intense, and we may not be able to retain existing or attract additional technology personnel with appropriate expertise.

INTENSE COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL
  PERFORMANCE

    An increasing number of financial news and information sources compete for consumers' and advertisers' attention and spending. We expect this competition to continue to increase. We compete for advertisers, readers, staff and outside contributors with many types of companies, including:

    - online services or web sites focused on business, finance and investing, such as CBS.MarketWatch.com, CNBC.com, CNNfn.com, The Wall Street Journal Interactive Edition, The New York Times on the Web, DowJones.com, SmartMoney.com, Microsoft MSN MoneyCentral and The Motley Fool;

    - publishers and distributors of traditional media, including print, radio and television, such as The Wall Street Journal, Fortune, Bloomberg Business Radio and CNBC;

    - providers of terminal-based financial news and data, such as Bloomberg Business News, Reuters News Service, Dow Jones Markets and Bridge News Service;

    - web "portal" companies, such as Yahoo! and America Online; and

    - online brokerage firms, many of which provide financial and investment news and information, such as Charles Schwab, E*TRADE and Merrill Lynch.

    Our ability to compete depends on many factors, including the originality, timeliness, comprehensiveness and trustworthiness of our content and that of our competitors, the ease of use of services developed either by us or our competitors and the effectiveness of our sales and marketing efforts.

    Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. These competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies (including offering more of their financial news and commentary for free) and make more attractive offers to existing and potential employees, outside contributors, strategic partners and advertisers. Our competitors may develop content that is equal or superior to ours or that achieves greater market acceptance than ours. It is also possible that new competitors may emerge and rapidly acquire significant market share. We may not be able to compete successfully for advertisers, readers, staff or outside contributors, which could materially adversely affect our business, results of operations and financial condition. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect our business, results of operations and financial condition.

    We also compete with other web sites, television, radio and print media for a share of advertisers' total advertising budgets. If advertisers perceive the Internet or our web sites to be a limited or an ineffective advertising medium, they may be reluctant to devote a portion of their advertising budget to Internet advertising or to advertising on our web sites.

A FAILURE TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS WITH OTHER COMPANIES COULD DECREASE OUR SUBSCRIBER AND READER BASE, WHICH MAY HARM OUR BUSINESS

    We depend on establishing and maintaining content syndication and headline indexing relationships with high-traffic web sites for a significant portion of our current subscriber and reader base. There is intense competition for relationships with these firms and placement on these sites, and we may have to pay significant fees to establish additional content syndication and headline indexing relationships or maintain existing relationships in the future. In addition, the success of our newly-launched professional product, TheStreetPros.com, will depend in part on our ability to build a subscriber base through the establishment and maintenance of subscription distribution relationships with financial services firms. We may be unable to enter into or successfully renew relationships with these firms or sites on commercially reasonable terms or at all. These relationships may not attract significant numbers of subscriber or readers.

    Many companies that we may approach for a strategic relationship or who already have strategic relationships with us also provide financial news and information from other sources. As a result, these companies may be reluctant to enter into or maintain strategic relationships with us. Our business, results of operations and financial condition could be materially adversely affected if we do not establish additional, and maintain existing, strategic relationships on commercially reasonable terms or if any of our strategic relationships do not result in an increase in the number of subscribers or readers of our web sites.

FAILURE TO RETAIN AND INTEGRATE OUR ADVERTISING SALES FORCE COULD RESULT IN LOWER ADVERTISING REVENUES

    We depend on our internal advertising sales department to maintain and increase our advertising sales, even more so since our main site became free in June 2000 thereby increasing our dependence on advertising revenue. As of January 31, 2001, our advertising sales department consisted of 20 employees. The success of our advertising sales department is subject to a number of risks, including the competition we face from other companies in hiring and retaining sales personnel and the length of time it takes new sales personnel to become productive. Our business, results of operations and financial condition could be materially adversely affected if we do not effectively maintain an effective advertising sales department.

WE MAY BE UNABLE TO GROW THROUGH ACQUISITIONS AND INTEGRATE FUTURE ACQUISITIONS INTO OUR BUSINESS

    We intend to pursue a growth strategy that may involve acquisitions of other companies such as SmartPortfolio.com. However, we may be unable to successfully pursue and complete acquisitions in a timely and cost-effective manner. Further, the pursuit and integration of acquisitions will require substantial attention from our senior management, which will limit the amount of time these individuals will have available to devote to our existing operations. There can be no assurance that we can successfully integrate these acquisitions into our business or implement our plans without delay or substantial cost. In addition, future acquisitions by us could result in the incurrence of debt and contingent liabilities, which could have a material adverse effect upon our financial condition and results of operations. Any failure or any inability to effectively manage and integrate growth may have a material adverse effect on our financial condition and results of operations.

INCREASES IN TRAFFIC MAY STRAIN OUR SYSTEMS

    In the past, we have experienced significant spikes in traffic on our web sites when there have been important financial news events. In addition, the number of our readers has continued to increase over time and we expect our reader base to increase over time since our main site has been converted to a totally free site. Accordingly, our web sites must accommodate a high volume of traffic, often at unexpected times. Although we have upgraded and continue to upgrade our systems, our web sites have in the past, and may in the future, experience publishing problems, slower response times than usual or other problems for a variety of reasons. These occurrences could cause our readers to perceive our web sites as not functioning properly and, therefore, cause them to use other methods to obtain their financial news and information. In such a case, our business, results of operations and financial condition could be materially adversely affected.

WE FACE A RISK OF SYSTEM FAILURE THAT MAY RESULT IN REDUCED TRAFFIC, REDUCED REVENUE AND HARM TO OUR REPUTATION

    Our ability to provide timely information and continuous news updates depends on the efficient and uninterrupted operation of our computer and communications hardware and software systems. Similarly, our ability to track, measure and report the delivery of advertisements on our site depends on the efficient and uninterrupted operation of a third-party system. In
February 2000, our Internet-hosting agreement with Exodus Communications, Inc. was renewed, and we currently continue to maintain all of our production servers at Exodus's New Jersey data center. Our operations depend on Exodus's ability to protect its own systems and our systems in its data center against damage from fire, power loss, water damage, telecommunications failure, vandalism and similar unexpected adverse events. Although Exodus provides comprehensive facilities management services, including human and technical monitoring of all production servers 24 hours per day, seven days per week, Exodus does not guarantee that our Internet access will be uninterrupted, error-free or secure. Any disruption in the

Internet access to our web sites provided by Exodus could materially adversely affect our business, results of operations and financial condition. Our own internal systems and operations, as well as those of Exodus, may be subject to damage or interruption from human error, natural disasters, fire, water damage, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in responsiveness of our web sites could result in reduced traffic, reduced revenue and harm to our reputation, brand and our relations with our advertisers and e-commerce partners. In February 2000, many prominent web sites were subjected to "distributed denial-of-service" attacks, during which their servers were inundated with requests for data, causing them to overload and preventing legitimate traffic from getting through, which rendered the sites unresponsive to users for a period of time. Like most other web sites, we may be vulnerable to such attacks and other deliberate attempts to disrupt our technological operations. Our insurance policies may not adequately compensate us for any losses that we may incur because of any failures in our system or interruptions in our delivery of content. Our business, results of operations and financial condition could be materially adversely affected by any event, damage or failure that interrupts or delays our operations.

ANY FAILURE OF OUR INTERNAL SECURITY MEASURES OR BREACH OF OUR PRIVACY PROTECTIONS COULD CAUSE US TO LOSE USERS AND SUBJECT US TO LIABILITY

    Users who subscribe to one of our subscription-based web sites are required to furnish certain personal information (including name, email address and credit card information), which we use to administer our services. Although we no longer need credit-card information to process subscription payments for our main site now that it has converted to a free site, we continue to gather credit card information for the subscription-based sites in our network. Additionally, we recently implemented a registration system that will collect certain information (although not payment information) from users of our free main site who wish to gain access to certain features of our site. In addition, we rely on a third party hosting service to host our newly-launched professional web site. If the security measures that we or such third party use to protect personal information are ineffective, we may lose users and our business may be harmed. Additionally, both we and such third party rely on security and authentication technology licensed from third parties to perform real-time credit card authorization and verification. We cannot predict whether technological developments or human error could allow these security measures to be circumvented. We may need to use significant resources to prevent security breaches or to alleviate problems caused by any security breaches. If we or our third party hosting partner are not able to prevent all security breaches, our business, results of operations and financial condition could be materially adversely affected.

    Our users depend on us to keep their personal information private and to not disclose it to third parties. We therefore maintain a privacy policy, under which, with certain limited exceptions, we will not disclose to any third parties any personal information about our subscribers or other users. We have retained the ability to modify the privacy policy at any time. Like most web sites that require some form of registration, we use "cookies" (small data files placed by a web server on a user's hard drive to enable the server to track the user's movement on the site) in order to help our subscribers navigate throughout the site, and we use individual tracking information obtained from the cookies for internal purposes, such as to administer subscriber accounts and process purchases in our online store. In addition, companies that serve banners and other advertisements on our site use their own cookies, enabling them to limit the frequency with which a user is shown a particular ad. Some Internet users and industry observers have expressed privacy concerns about cookies. If our users perceive that we are not protecting their privacy, our business, results of operations and financial condition could be materially adversely affected.

DIFFICULTIES ASSOCIATED WITH OUR BRAND DEVELOPMENT MAY HARM OUR ABILITY TO ATTRACT SUBSCRIBERS AND READERS

    We believe that maintaining and growing awareness about the TheStreet.com brand is an important aspect of our efforts to continue to attract users. The importance of brand recognition will increase in the future because of the growing number of web sites providing financial news and information. The new sites that we have introduced, including RealMoney.com and TheStreetPros.com, and those that we have acquired, including ipoPros.com and SmartPortfolio.com, do not have widely recognized brands, and we will need to increase awareness of these brands among potential users. In order to raise recognition of TheStreet.com brand and to drive traffic to our newly free flagship site, in July 2000 we embarked on a multimedia advertising campaign centered on the New York metropolitan area. Although this and other efforts to build brand awareness have been successful to date, they may not be cost effective or successful in the future in reaching potential users, and some potential users may not be receptive to our advertising campaign or other efforts. Accordingly, we cannot assure you that such efforts will be successful in raising awareness of TheStreet.com brand or in persuading potential users to visit our sites.

FAILURE TO MAINTAIN OUR REPUTATION FOR TRUSTWORTHINESS MAY REDUCE THE NUMBER OF OUR READERS, WHICH MAY HARM OUR BUSINESS

    It is very important that we maintain our reputation as a trustworthy news organization. The occurrence of events, including our misreporting a news story or the non-disclosure of a stock ownership position by one or more of our writers in breach of our compliance policy, could harm our reputation for trustworthiness. These events could result in a significant reduction in the number of our readers, which could materially adversely affect our business, results of operations and financial condition.

POTENTIAL LIABILITY FOR INFORMATION DISPLAYED ON OUR WEB SITES MAY REQUIRE US TO DEFEND AGAINST LEGAL CLAIMS, WHICH MAY CAUSE SIGNIFICANT OPERATIONAL EXPENDITURES

    We may be subject to claims for defamation, libel, copyright or trademark infringement or based on other theories relating to the information we publish on our web sites. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subject to claims based upon the content that is accessible from our web sites through links to other web sites. We have stock ticker-based message boards that allow users to post comments about individual stocks. We undertake no obligation to moderate these message boards, and potential liability for providers of message board services has not yet been well established. We may choose to allow our editorial staffers or outside contributors to post on our boards, thus increasing our potential liability. Our insurance may not adequately protect us against these claims.

POTENTIAL LIABILITY FOR E-MAIL SERVICES MAY HARM OUR BUSINESS

    We derive revenues from e-mail advertising services, which exposes us to potential liabilities or claims resulting from unsolicited e-mail, lost or misdirected messages, illegal or fraudulent use of e-mail, privacy violations or interruptions or delays in e-mail service. Any allegation of impropriety or any successful claim could materially adversely affect our business, results of operations and financial condition.

FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BRAND-BUILDING EFFORTS AND ABILITY TO COMPETE EFFECTIVELY

    To protect our rights to our intellectual property, we rely on a combination of trademark and copyright law, trade secret protection, confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, strategic partners and others. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. We have registered our trademarks in the United States and we have pending U.S. and foreign applications for other trademarks. Effective trademark, copyright and trade secret protection may not be available in every country in which we offer or intend to offer our services. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business, results of operations and financial condition.

WE MAY HAVE TO DEFEND AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS, WHICH MAY CAUSE SIGNIFICANT OPERATIONAL EXPENDITURES

    Although we believe that our proprietary rights do not infringe on the intellectual property rights of others, other parties may assert infringement claims against us or claims that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them. We incorporate licensed third-party technology in some of our services. In these license agreements, the licensors have generally agreed to defend, indemnify and hold us harmless with respect to any claim by a third party that the licensed software infringes any patent or other proprietary right. We cannot assure you that these provisions will be adequate to protect us from infringement claims. Any infringement claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources on our part, which could materially adversely affect our business, results of operations and financial condition.

DIFFICULTIES IN DEVELOPING NEW AND ENHANCED SERVICES AND FEATURES FOR OUR WEB SITES COULD HARM OUR BUSINESS

    We intend to introduce additional and enhanced services in order to retain our current readers and attract new readers. If we introduce a service that is not favorably received, our current readers may choose a competitive service over ours or fail to renew their subscriptions. We may also experience difficulties that could delay or prevent us from introducing new services. These difficulties may include the loss of, or inability to obtain or maintain, third-party technology license agreements. Furthermore, the new services we may introduce could contain errors that are discovered after these services are introduced. In these cases, we may need to significantly modify the design or implementation of such services on our web sites to correct these errors. Our business, results of operations and financial condition could be materially adversely affected if we experience difficulties in introducing new services or if these new services are not accepted by our readers.

OUR ABILITY TO MAINTAIN AND INCREASE OUR READERSHIP DEPENDS ON THE CONTINUED GROWTH IN USE AND EFFICIENT OPERATION OF THE WEB

    The web-based information market is new and rapidly evolving. Our business would be materially adversely affected if web usage does not continue to grow or grows slowly. Web usage may be inhibited for a number of reasons, such as:

    - inadequate network infrastructure;

    - security and privacy concerns;

    - inconsistent quality of service; and

    - unavailability of cost-effective, high-speed access to the Internet.

    Our readers depend on Internet service providers, online service providers and other web site operators for access to our web sites. Many of these services have experienced significant service outages in the past and could experience service outages, delays and other difficulties due to system failures unrelated to our systems. These occurrences could cause our readers to perceive the web in general or our web sites in particular as an unreliable medium and, therefore, cause them to use other media to obtain their financial news and information. We also depend on a number of information providers to deliver information and data feeds to us on a timely basis. Our web sites could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information, which could materially adversely affect our business, results of operations and financial condition.

A GENERAL DECLINE IN ONLINE ADVERTISING COULD HARM OUR BUSINESS

    Our future success is highly dependent on an increase in the use of the Internet as an advertising medium. The Internet advertising industry is new and rapidly evolving, and it cannot yet be compared with traditional advertising media to gauge its effectiveness. As a result, demand and market acceptance for Internet advertising solutions is uncertain and its growth in recent months has slowed significantly. Most of our current or potential advertising customers have little or no experience using the Internet for advertising purposes and they have allocated only a limited portion of their advertising budgets to Internet advertising. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. These customers may find Internet advertising to be less effective for promoting their products and services relative to traditional advertising media. In addition, most of our current and potential web publisher customers have little experience in generating revenue from the sale of advertising space on their web sites. We cannot assure you that current or potential advertising customers will continue to allocate a portion of their advertising budget to Internet advertising or that the demand for Internet advertising will continue to develop to sufficiently support Internet advertising as a significant advertising medium. If the demand for Internet advertising develops more slowly than we expect, then our business, results of operations and financial condition could be materially and adversely affected.

    No standards have been widely accepted to measure the effectiveness of web advertising. If standards do not develop, existing advertisers may not continue or increase their levels of web advertising. If standards develop and we are unable to meet these standards, advertisers may not continue advertising on our site. Furthermore, advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the web. Our business, results of operations and financial condition could be materially adversely affected if the market for web advertising declines or develops more slowly than expected.

    Different pricing models are used to sell advertising on the web. It is difficult to predict which, if any, will emerge as the industry standard. This uncertainty makes it difficult to project our future advertising rates and revenues. We cannot assure you that we will be successful under alternative pricing models that may emerge. Moreover, "filter" software programs that limit or prevent advertising from being delivered to a web user's computer are available. Widespread adoption of this software could materially adversely affect the commercial viability of web advertising, which could materially adversely affect our advertising revenues. In addition, some Internet commentators, privacy advocates and federal and state officials have recently suggested that legislation may be needed to better safeguard online privacy, by the limitation or elimination of the use of cookies or by other methods. If such legislation is passed, it is likely to restrict the ability of online advertisers to target their ads, which may result in a decrease in online advertising rates or online advertising spending generally. Such a decrease could materially adversely affect our advertising revenues.

    We compete with other web sites, television, radio and print media for a share of advertisers' total advertising budgets. If advertisers perceive the web in general or our web sites in particular to be a limited or an ineffective advertising medium, they may be reluctant to devote a portion of their advertising budget to online advertising or to advertising on our web sites.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE WEB COULD INCREASE OUR COSTS OF TRANSMITTING DATA AND INCREASE OUR LEGAL AND REGULATORY EXPENDITURES AND COULD DECREASE OUR READERSHIP

    Existing domestic and international laws or regulations and private industry guidelines specifically regulate communications or commerce on the web. Further, laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation of e-commerce transactions and the characteristics and quality of online products and services are under consideration by federal, state, local and foreign governments and agencies and by private industry groups. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to the regulation of long distance telephone carriers and to impose access fees on such companies. The governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. These regulations, if imposed, could increase the cost of transmitting data over the web.

    In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. Our business, results of operations and financial condition could be materially and adversely affected by the adoption or modification of laws or regulations relating to the Internet.

    The interpretation and application of existing securities laws to web-based financial news providers, including laws governing investment advisors, investment companies and broker/dealers, by the Securities and Exchange Commission and state securities regulators, is a developing area. If, as this area matures, our activity is interpreted as subjecting us to regulation, we could be subject to liability, and our business, results of operations and financial condition could be materially and adversely affected.

    We are also subject to various federal and state regulations concerning the collection and use of information regarding individuals. These laws include the Children's Online Privacy Protection Act, and state laws which limit or preclude the use of voter registration and drivers license information, as well as other laws that govern the collection and use of consumer credit information. Although our compliance with applicable federal and state laws, regulations and industry guidelines has not had a material adverse effect on us, governments, trade associations and industry self-regulatory groups may enact more burdensome laws, regulations and guidelines, including antitrust and consumer privacy laws, for us and our clients. The U.S. federal and various state governments have been investigating certain Internet companies regarding their use of personal information and have recently proposed limitations on the collection and use of information regarding Internet users. The European Union has enacted its own privacy regulations that may result in limits on the collection and use of certain information from users in Europe. We could incur additional expenses if any new regulations regarding the use of personal information are introduced or if these agencies chose to investigate our privacy practices. Also, as a consequence of governmental legislation or regulation or enforcement efforts or evolving standards of fair information collection practices, we may be required to make changes to our products or services in ways that could diminish the effectiveness of the product or service or its attractiveness to potential customers, which could materially and adversely affect our business, financial condition or results of operations. Any new laws or regulations relating to the web, or certain application or interpretation of existing laws, could decrease the growth in the use of the web, decrease the demand for our web sites or otherwise materially adversely affect our business.

    Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent, and new laws and regulations are under consideration by the U.S. Congress and state legislatures. Any legislation enacted or restrictions arising from current or future government investigations or policy could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial and advertising medium. The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel, obscenity and personal privacy apply to the Internet and Internet advertising.

CONCERNS ABOUT WEB SECURITY COULD REDUCE OUR ADVERTISING REVENUES, DECREASE OUR READER BASE AND INCREASE OUR WEB SECURITY EXPENDITURES

    Concern about the transmission of confidential information over the Internet has been a significant barrier to electronic commerce and communications over the web. Any well-publicized compromise of security could deter more people from using the web or from using it to conduct transactions that involve the transmission of confidential information, such as signing up for a paid subscription, executing stock trades or purchasing goods or services. Because many of our advertisers seek to advertise on our web sites to encourage people to use the web to purchase goods or services, our business, results of operations and financial condition could be materially adversely affected if Internet users significantly reduce their use of the web because of security concerns. We may also incur significant costs to protect ourselves against the threat of security breaches or to alleviate problems caused by these breaches.

CONTROL BY PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS COULD ADVERSELY AFFECT
  OUR STOCKHOLDERS

    Our officers, directors and greater-than-five-percent stockholders (and their affiliates), acting together, have the ability to control substantially all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could materially adversely affect the market price of the common stock.

VOLATILITY OF OUR STOCK PRICE COULD ADVERSELY AFFECT OUR STOCKHOLDERS

    The stock market has experienced significant price and volume fluctuations and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile. Investors may not be able to resell their shares at or above the price at which they bought them.

    In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. The institution of similar litigation against us could result in substantial costs and a diversion of our management's attention and resources, which could materially adversely affect our business, results of operations and financial condition.

ANTI-TAKEOVER PROVISIONS COULD PREVENT OR DELAY A CHANGE OF CONTROL

    Provisions of our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

WE DO NOT INTEND TO PAY DIVIDENDS

    We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

FORWARD LOOKING STATEMENTS

    THIS PROSPECTUS CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" BASED ON OUR CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS ABOUT THESTREET.COM AND OUR INDUSTRY. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF FACTORS MORE FULLY DESCRIBED IN THIS SECTION AND ELSEWHERE IN THIS PROSPECTUS. WE UNDERTAKE NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS FOR ANY REASON, EVEN IF NEW INFORMATION BECOMES AVAILABLE OR OTHER EVENTS OCCUR IN THE FUTURE.

                                  THE COMPANY

    TheStreet.com is a leading provider of original, timely, comprehensive and trustworthy financial news and commentary--through its network of free and subscription-based web sites, and e-mail newsletters and through conferences, books, and wireless and broadband initiatives. TheStreet.com combines the most important qualities of traditional print journalism--accuracy, intelligence, fairness and wit--with the web's advantages as a financial news medium--timeliness, interactivity and global distribution. Our content is generated by a staff of over 70 professional reporters and editors, in addition to approximately 30 outside contributors. We update our sites with original stories throughout each business day and with many additional features on the weekends. We offer our readership additional tools and features such as real-time quotes, portfolio trackers, public company earnings information and charts and analysis.

    We originally organized in September 1996 as a limited liability company funded by our co-founders, Mr. James J. Cramer and Dr. Martin Peretz. In
May 1998, we were re-organized from a limited liability company into a C corporation, and in May 1999, we completed our initial public offering. We are based in New York City with a bureau in San Francisco and correspondents in Silicon Valley, Singapore and Washington, D.C.

    We currently derive our revenues from advertising and e-commerce, retail and professional subscriptions, content syndication fees, conference attendees, e-mail newsletters and other sources. Of these, our two principal sources of revenue are advertisers and subscribers.

    We have a number of strategic relationships with third parties that continue to help create brand awareness and increase subscription and advertising revenues, including the following: a subscription distribution agreement with DLJdirect; content distribution agreements with Yahoo!, America Online, Intuit, Motorola, AvantGo, ON24, Lycos, I-Won, About.com, NBCi.com and CNET; content syndication alliance with Microsoft MSN MoneyCentral; and joint ventures with media companies such as Ha'aretz Group, a leading Israeli newspaper publisher.

    On June 16, 2000, we relaunched our subscription-based web site, located at http://www.TheStreet.com, as a free site. In addition, we launched a new subscription-based site, located at http://www.RealMoney.com, aimed towards an audience of active investors and focused on providing commentary and analysis on a real-time basis. Subscribers to TheStreet.com were automatically converted into RealMoney.com subscribers at the effective time of the relaunch. On
August 1, 2000, we
launched TheStreetPros.com, located at http://www.TheStreetPros.com a new subscription-based site which is aimed at an audience of professional investors.

    Our principal executive offices are located at 14 Wall Street, 14th Floor, New York, New York, 10005. Our telephone number at that location is
(212) 321-5000. Our web site is http://www.TheStreet.com. The information contained on our web site is not incorporated by reference into this prospectus.

                              RECENT DEVELOPMENTS

    On November 16, 2000, we announced that we would reduce our U.S. workforce by 20%--or approximately 40 full-time employees--across all locations, close our U.K. operation, which published a financial news web site located at http://www.TheStreet.co.uk, and wind down our joint-venture newsroom with The New York Times by the end of December 2000.

    In connection with the shutdown of our U.K. operation, on November 16, 2000, we entered into an agreement with the other shareholders in the U.K. joint venture pursuant to which we purchased their interest in our U.K. operation for an aggregate consideration of $3 million in cash and 1,250,000 shares of TheStreet.com's common stock. We incurred a one-time discontinued operations charge of approximately $1 million in connection with the shutdown.

    On December 20, 2000, we acquired substantially all of the assets of SmartPortfolio.com, Inc., a privately-held email financial newsletter business. Based in Lakeland, Florida and established in 1998, SmartPortfolio.com publishes both premium and free financial newsletters targeted to a broad investing audience.

    In addition, on December 21, 2000, we announced that our Board of Directors authorized the repurchase of up to $10,000,000 of our common stock in private transactions and on the open market from time to time. Repurchases of stock will be at our management's discretion, depending upon price and availability. Funds used to repurchase shares will come from our existing cash and investment balances along with cash generated from operations.

    On February 8, 2001, we announced our financial results for the fourth quarter and fiscal year ended December 31, 2000. Net revenues from continuing operations for the fourth quarter of 2000 totaled $6.3 million, a 23% increase compared to fourth quarter 1999 revenues of $5.1 million. We reported a net loss of ($5.6) million, or ($0.20) per share, in the fourth quarter of 2000, compared with a net loss of ($9.1) million, or ($0.36) per share in the fourth quarter of 1999. For the full year of 2000, net revenues totaled $23.3 million, a 63% increase over full year 1999 revenues of $14.3 million. We reported a consolidated net loss for the year 2000 of ($40.6) million, or ($1.55) per share before preferred dividends, compared with a net loss of ($28.4) million, or ($1.35) per share reported for full year 1999. In addition, we announced that we recorded a one-time restructuring charge of $17.6 million for, among other things, severance relating to staff layoffs, the closing of our joint venture with The New York Times, the write-off of certain assets and the elimination of certain marketing and technology contracts.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling shareholders. We are registering the shares for sale to provide the holder thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holder thereof.

                REGISTRATION RIGHTS OF THE SELLING SHAREHOLDERS

    The following is a summary of the material terms and provisions of the selling shareholders' registration rights as set forth in the share purchase agreement dated November 16, 2000. The shares offered by this prospectus are subject to that share purchase agreement. This prospectus may not contain all the information that is important to you. You can access complete information by referring to the share purchase agreement, which has been filed with the SEC.

    Under the share purchase agreement, we are obligated to file a registration statement covering the sale by the selling shareholders of 1,250,000 shares of common stock. Under the share purchase agreement, we must use reasonable best efforts to cause the registration statement to become effective as soon as possible and remain effective until the earliest of (i) the date on which the selling shareholders no longer hold any shares of common stock registered under this registration statement or (ii) the date which is 180 days after the effective date of this registration statement. Any shares of common stock sold by the selling shareholders pursuant to this prospectus or which may be sold by the selling shareholders without restriction under Rule 144 will no longer be entitled to the benefits of the share purchase agreement. We are also obligated, under the share purchase agreement, to allow the selling shareholders to "piggyback" on certain registration statements we file after November 16, 2000.

    The share purchase agreement requires that we bear all expenses of registering the shares of common stock with the exception of underwriting discounts and selling commissions and any legal expenses incurred by the selling shareholders (other than fees and disbursements of one legal counsel for the shareholders). We also agreed to indemnify the selling shareholders against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) arising under the securities laws in connection with an untrue statement of a material fact in the registration statement or this prospectus (or the omission of information necessary to make a statement not misleading), subject to limitations specified in the share purchase agreement. In addition, the selling shareholders agreed to indemnify us and our officers and directors and any person who controls our company against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) arising under the securities laws if they result from an untrue statement of a material fact in information furnished to us by the selling shareholder (or omission of information necessary to make a statement not misleading) for use in the registration statement or this prospectus or any amendments to the registration statement or any prospectus supplements, subject to limitations specified in the share purchase agreement.

                              SELLING SHAREHOLDERS

    The following table sets forth the number of shares owned by each of the selling shareholders. Other than as described below, none of the selling shareholders has had a material relationship with TheStreet.com within the past three years other than as a result of the ownership of the shares or other securities of TheStreet.com. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.

    The selling shareholders listed below acquired the shares being offered hereby in connection with a transaction we entered into on November 16, 2000, which is described above in the Recent Developments section, or as a result of intercompany transfers following the November 16 transaction.

                                                    NUMBER OF                            PERCENTAGE OWNERSHIP(1)
                                                      SHARES            NUMBER OF      ---------------------------
                                                   BENEFICIALLY       SHARES OFFERED    BEFORE            AFTER
NAME OF SELLING SHAREHOLDER                           OWNED               HEREBY       OFFERING        OFFERING(2)
- ---------------------------                        ------------       --------------   ---------       -----------
Spinnaker Crossover Institutional Fund L.P.......     120,286(3)(4)         10,877             *                *
Spinnaker Crossover Fund L.P.....................     120,286(3)(4)            153             *                *
J.P. Morgan Partners (BHCA), L.P.(5).............   1,919,633(5)           444,853           6.8%             5.2%
3i Group PLC.....................................     220,588              220,588             *                0%
Barclays Industrial Development Ltd..............     220,588              220,588             *                0%
ETF Holding N.V..................................     161,765              161,765             *                0%
Flatiron Fund 1998/99, LLC.......................   1,504,286(6)(7)         19,853           5.3%(7)          5.3%(7)
Flatiron Associates, L.L.C.......................   1,504,286(6)(7)          2,206           5.3%(7)          5.3%(7)
Waller-Sutton Media Partners, L.P................      11,029               11,029             *                0%
Charles Lax......................................      11,029               11,029             *                0%
Intel Atlantic, Inc..............................     147,059              147,059             *                0%
  Totals.........................................   4,316,263(4)(7)      1,250,000          15.3%(4)(7)       10.9%(4)(7)

- --------------------------

*   Less than 1.0%.

(1) Based on 28,161,883 shares of Common Stock outstanding as of January 31,
    2001.

(2) Assumes the sale of all shares being offered by the selling shareholders in this prospectus.

(3) Consists of 109,256 shares owned by Spinnaker Clipper Fund, L.P., 10,877 shares owned by Spinnaker Crossover Institutional Fund L.P. and 153 shares owned by Spinnaker Crossover Fund L.P. Lawrence Bowman is the managing member of Bowman Capital Management LLC which is the general partner of each of Spinnaker Clipper Fund, L.P., Spinnaker Founders Fund, L.P., Spinnaker Crossover Fund, L.P., Spinnaker Crossover Institutional Fund L.P., and Spinnaker Offshore Founders Fund Cayman Ltd. Both Mr. Bowman and Bowman Capital Management LLC disclaim beneficial ownership of these shares.

(4) The "Totals" under the columns "Number of Shares Beneficially Owned", "Before Offering" and "After Offering", in each case, have been determined based upon the number of shares beneficially owned by Spinnaker Crossover Institutional Fund L.P. and without including the number of shares beneficially owned by Spinnaker Crossover Fund L.P. in order to avoid double-counting shares.

(5) Consists of 444,853 shares owned by J.P. Morgan Partners (BHCA), L.P. (formerly known as Chase Equity Associates L.P) and 1,474,780 shares owned by J.P. Morgan Partners (SBIC), LLC (formerly known as Chase Venture Capital Associates, L.P).

(6) Consists of 366,640 shares owned by Flatiron Fund, L.L.C., 135,489 shares owned by Flatiron Fund 1998/99, L.L.C., 14,005 shares owned by Flatiron Associates, L.L.C., 494,076 shares owned by Mr. Jerry Colonna, and 494,076 shares owned by Mr. Fred Wilson. Mr. Wilson and Mr. Colonna are general partners of Flatiron Fund, L.L.C. and Flatiron Fund 1998/99, L.L.C. and are also directors on our Board of Directors. Mr. Wilson is also the Chairman of our Board.

(7) The "Totals" under the columns "Number of Shares Beneficially Owned", "Before Offering" and "After Offering", in each case, have been determined based upon the number of shares beneficially owned by Flatiron Fund 1998/99, LLC and without including the number of shares beneficially owned by Flatiron Associates, L.L.C. in order to avoid double-counting shares.

                              PLAN OF DISTRIBUTION

    The common stock offered by this prospectus is being offered by the selling shareholders. Such common stock may be sold or distributed from time to time by the selling shareholders, or by donees or transferees of, or other successors in interests to, the selling shareholders, directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire such common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered hereby may be effected in one or more of the following methods:

    - ordinary brokers' transactions;

    - transactions involving cross or block trades or otherwise on the Nasdaq National Market;

    - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

    - "at the market" to or through market makers or into an existing market for the common stock;

    - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

    - in privately negotiated transactions; or

    - any combination of the foregoing.

    In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and complied with.

    Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

    The selling shareholders and any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

    Neither TheStreet.com nor the selling shareholders can presently estimate the amount of such compensation. TheStreet.com knows of no existing arrangements between any selling shareholders, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. At a time particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers any compensation from the selling shareholders any other required information.

    The share purchase agreement requires that we bear all expenses of registering the shares of common stock with the exception of underwriting discounts and selling commissions and any legal expenses incurred by the selling shareholders (other than fees and disbursements of one counsel for the shareholders).

    TheStreet.com has advised the selling shareholders that during such time as they may be engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby.

    This offering will terminate on the earlier of (i) the date on which the selling shareholders no longer hold any shares of common stock registered under this registration statement or (ii) the date which is 180 days after the effective date of this registration statement. Selling shareholders may:

    - transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution, or other transfer; or

    - sell their common stock under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

                                 LEGAL OPINIONS

    Jordan Goldstein, Esq., our general counsel, will pass upon the validity of the common stock offered under this prospectus.

                                    EXPERTS

    Our financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

                           INCORPORATION BY REFERENCE

    The SEC allows us to "incorporate by incorporation of documents by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering is completed.

    - Our Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on March 30, 2000.

    - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed with the SEC on May 12, 2000.

    - Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed with the SEC on August 14, 2000.

    - Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed with the SEC on November 14, 2000.

    - Our Proxy Statement on Form 14-A for the period ended July 12, 2000, filed with the SEC on May 1, 2000.

    - Our Current Report on Form 8-K, dated August 7, 2000 and filed with the SEC on August 8, 2000.

    - Our Current Report on Form 8-K, dated November 16, 2000 and filed with the SEC on November 22, 2000.

    - Our Current Report on Form 8-K, dated December 20, 2000 and filed with the SEC on January 4, 2001.

    - The description of our common stock contained in our registration statement on Form 8-A, dated April 14, 1999 and filed with the SEC on April 14, 1999, including any amendments or reports filed for the purpose of updating such description.

    You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or telephoning us at the following address:
TheStreet.com, Inc., 14 Wall Street, 14th Floor, New York, New York 10005,
Attention: Investor Relations.

    You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth costs and expenses payable by us in connection with the sale and distribution of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee........................................  $996.09

Legal fees and expenses.....................................  $     []*

Accounting fees and expenses................................  $     []*

Transfer agent and registrar fees...........................  $     []*

Miscellaneous...............................................  $     []*

Total.......................................................  $     []*

- ------------------------

*   To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

    Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of such corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies
(i) if such person is successful on the merits or otherwise in defense of any action, suite or proceeding, or (ii) if such person acted in good faith and in a manner be reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

    Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

    Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to TheStreet.com or its stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - under the Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

    - for any transaction from which the director derived an improper personal benefit.

These provisions are permitted under Delaware law.

    Our Amended and Restated Bylaws provide that:

    - we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

    - we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our Board of Directors; and

    - we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

    The indemnification provisions contained in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 16. EXHIBITS

     EXHIBIT NO.                                DESCRIPTION
- ---------------------                           -----------
4.1.........            Share Purchase Agreement, dated as of November 16, 2000
                        among TheStreet.com, Inc., TheStreet.com (Europe) Limited,
                        Chase Equity Associates L.P., 3i Group PLC, Barclays
                        Industrial Development Ltd., Clink Street Nominees Limited,
                        ETF Group, Flatiron Fund 1998/99, LLC, Spinnaker Crossover
                        Institutional Fund L.P., Waller-Sutton Media Partners LP,
                        Charles Lax and Intel Atlantic, Inc.(1)

5.1.........            Opinion of General Counsel

23.1........            Consent of Arthur Andersen LLP

23.2........            Consent of Jordan Goldstein, Esq., General Counsel (included in Exhibit 5.1)

24..........            Power of Attorney (included on the signature page hereof)

- ------------------------

(1) Incorporated by reference to TheStreet.com's Current Report on Form 8-K, dated November 16, 2000 and filed with the Securities and Exchange Commission on November 22, 2000.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the
                Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of New York, State of New York, on February 14, 2001.

                                                       THESTREET.COM, INC.

                                                       By:             /s/ THOMAS J. CLARKE
                                                            -----------------------------------------
                                                              Chief Executive Officer and President

                               POWER OF ATTORNEY

    The Registrant and each person whose signature appears below constitutes and appoints Thomas J. Clarke and Jordan Goldstein, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and all other documents in connection therewith and (ii) any registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
                /s/ THOMAS J. CLARKE
     -------------------------------------------       Chief Executive Officer,     February 14, 2001
                  Thomas J. Clarke                       President and Director

                /s/ LISA A. MOGENSEN
     -------------------------------------------       Chief Financial Officer      February 14, 2001
                  Lisa A. Mogensen

                /s/ RICHARD BROITMAN
     -------------------------------------------       Controller                   February 14, 2001
                  Richard Broitman

                   /s/ FRED WILSON
     -------------------------------------------       Chairman of the Board of     February 14, 2001
                     Fred Wilson                         Directors

                  /s/ JERRY COLONNA
     -------------------------------------------       Director                     February 14, 2001
                    Jerry Colonna

                 /s/ JAMES J. CRAMER
     -------------------------------------------       Director                     February 14, 2001
                   James J. Cramer

              /s/ EDWARD F. GLASSMEYER
     -------------------------------------------       Director                     February 14, 2001
                Edward F. Glassmeyer

                   /s/ DAVE KANSAS
     -------------------------------------------       Director                     February 14, 2001
                     Dave Kansas

                /s/ DOUGLAS MCINTYRE
     -------------------------------------------       Director                     February 14, 2001
                  Douglas McIntyre

                  /s/ MARTIN PERETZ
     -------------------------------------------       Director                     February 14, 2001
                    Martin Peretz

                                 EXHIBIT INDEX

EXHIBIT NO.             DESCRIPTION
- -----------             -----------
         4.1            Share Purchase Agreement, dated as of November 16, 2000
                        among TheStreet.com, Inc., TheStreet.com (Europe) Limited,
                        Chase Equity Associates L.P., 3i Group PLC, Barclays
                        Industrial Development Ltd., Clink Street Nominees Limited,
                        ETF Group, Flatiron Fund 1998/99, LLC, Spinnaker Crossover
                        Institutional Fund L.P., Waller-Sutton Media Partners LP,
                        Charles Lax and Intel Atlantic, Inc.(1)

         5.1            Opinion of General Counsel

        23.1            Consent of Arthur Andersen LLP

        23.2            Consent of Jordan Goldstein, Esq., General Counsel (included in Exhibit 5.1)

        24              Power of Attorney (included on the signature page hereof)

- ------------------------

(1) Incorporated by reference to TheStreet.com's Current Report on Form 8-K, dated November 16, 2000 and filed with the Securities and Exchange Commission on November 22, 2000.